Exhibit 10.2

AGREEMENT AND GENERAL RELEASE
Vantiv, its parent corporation, affiliates, subsidiaries, divisions, successors and assigns and the employees, officers, directors, shareholders, and agents thereof (collectively referred to throughout this Agreement and General Release as “Vantiv” or the “Company”), and Carlos Lima, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement and General Release as “Employee”); hereafter collectively referred to as the “Parties”, agree that:
1.    Last Day of Employment. Employee will be on a Non-Working Notice through March 31, 2015 (“Separation Date”), during which time Employee must be available for consultation on a reasonable basis as requested by the Company.
2.     Consideration. In consideration for signing this Agreement and General Release (hereinafter “Agreement”), and complying with its terms, Vantiv agrees:
(a)    to pay to Employee a one-time lump sum payment in the amount of Three Hundred Eighty-Seven Thousand Seven Hundred Thirty-Nine Dollars and Seventy-Two Cents ($387,739.72), less applicable local, state and federal income tax and social security withholding and other legally permitted deductions, entitled to Employee, less lawful deductions, within 60 days of the Separation Date, contingent upon Vantiv receiving a signed original of this Agreement and General Release.
(b)    Employee will also receive a one-time lump sum payment in the amount of Three Hundred Eighteen Thousand Seven Hundred and Fifty Dollars and Zero Cents ($318,750.00), less applicable local, state and federal income tax and social security withholding and other legally permitted deductions, representing the amount of incentive compensation under the annual incentive plan applicable to Employee for the fiscal year preceding the Separation Date. Such payment shall be made at the same time and in accordance with the same terms as bonuses are paid to active employees.
(c)    Employee will also receive a second one-time lump sum payment in the amount of Three Hundred Eighteen Thousand Seven Hundred and Fifty Dollars and Zero Cents ($318,750.00), less applicable local, state and federal income tax and social security withholding and other legally permitted deductions, representing the bonus that would have been earned and payable under the annual incentive plan applicable to Employee during the fiscal year of the Separation Date if Employee had remained employed for the full fiscal year. Such payment shall be made in the fiscal year following the Separation Date at the same time and in accordance with the same terms as bonuses are paid to active employees.
(d)    Employee will also receive a lump sum payment for any accrued, but unused, paid time off on Employee’s final payroll check. Employee will not be entitled to accrue any paid time off and/or other benefits following Employee’s Separation Date.
(e)    Employee will be entitled to outplacement services (“Outplacement”) commencing on employee’s Separation Date. Such Outplacement shall be provided by Vantiv at no cost to the employee and additional information will be provided to employee by Vantiv Human Resources.
3.    No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Paragraph 2 above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.
4.    Non-Disparagement. Employee agrees not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of Vantiv or any of its subsidiaries or affiliates, or any of their respective directors, officers, agents, or employees. Notwithstanding the foregoing or anything else in this Agreement, nothing in this Agreement is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event Employee shall notify Vantiv in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) business days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible). Upon any inquiries by potential future employers of Employee, Vantiv shall only state the following: Employee’s last position and dates of employment.

5.    General Release of Claims; Claims Not Released; and Related Provisions.
(a)     General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Vantiv, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	The Civil Rights Act of 1991;

▪	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

▪	The Employee Retirement Income Security Act of 1974 (“ERISA”);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	The Age Discrimination in Employment Act of 1967 (“ADEA”);

▪	The Workers Adjustment and Retraining Notification Act;

▪	The Occupational Safety and Health Act;

▪	The Sarbanes-Oxley Act of 2002;

▪	The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act;

▪	The Equal Pay Act;

▪	The Genetic Information Nondiscrimination Act of 2008;

▪	Ohio Civil Rights Act, Ohio Rev. Code § 4112.01 et seq.;

▪	Ohio Age Discrimination in Employment Act, Ohio Rev. Code § 4112.14;

▪	Ohio Whistleblower Protection Act, Ohio Rev. Code § 4113.51 et seq.;

▪	Ohio Statutory Provisions Regarding Retaliation/Discrimination for Pursuing a Workers Compensation Claim, Ohio Rev. Code § 4123.90;

▪	Ohio Minimum Fair Wages Act, Ohio Rev. Code § 4111.01 et seq.;

▪	Ohio Wage Payment Act, Ohio Rev. Code § 4113.15;

▪	Ohio Uniformed Services Employment and Reemployment Act, Ohio Rev. Code §§ 5903.01, 5903.02;

▪	any other federal, state or local law, rule, regulation, or ordinance;

▪	any public policy, contract, tort, or common law; or

▪	any basis for recovering costs, fees, or other expenses including attorney’s fees incurred in these matters.

(b)    Claims Not Released. Employee is not waiving any rights he may have to: (i) his own vested accrued employee benefits under Vantiv’s health, welfare, or retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; and/or (v) challenge the validity of this Agreement.
(c)    Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.
(d)    Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or  multi-party action or proceeding based on such a claim in which Vantiv or any other Releasee identified in this Agreement is a party.
6.    Acknowledgments and Affirmations.
(a)Employee affirms that Employee has not filed, caused to be filed, and is not presently a party to any claim against Vantiv.

(b)Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled, other than the consideration set forth in Paragraph 2 of this Agreement.

(c)Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

(d)Employee affirms that Employee has no known workplace injuries or occupational diseases.

(e)Employee affirms that Employee has not divulged any proprietary or confidential information of Vantiv and will continue to maintain the confidentiality of such information consistent with Vantiv’s policies and Employee’s agreement(s) with Vantiv and/or common law. Employee further acknowledges and agrees that in the course of Employee’s employment with Company, Employee has acquired: (i) confidential information including without limitation information received by Company from third parties, under confidential conditions; (ii) other technical, product, business, financial or development information from Company, the use or disclosure of which reasonably might be construed to be contrary to the interest of Company; or (iii) any other proprietary information or data, including but not limited to customer lists, which Employee may have acquired during Employee’s employment (hereafter collectively referred to as “Company Information”). Employee understands and agrees that such Company Information was disclosed to Employee in confidence and for use only by Company. Employee understands and agrees that Employee: (i) will keep such Company Information confidential at all times, (ii) will not disclose or communicate Company Information to any third party, and (iii) will not make use of Company Information on Employee’s own behalf, or on behalf of any third party. In view of the nature of Employee’s employment and the nature of Company Information Employee received during the course of Employee’s employment, Employee agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the confidential or trade secret status of Company Information and to Company, and that, therefore, Company, and each person constituting Company hereunder, shall be entitled to an injunction prohibiting Employee from any such disclosure, attempted disclosure, violation or threatened violation.

(f)Employee affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Vantiv or its officers, directors or employees, including but not limited to any allegations of corporate fraud or securities law violations.

(g)Employee affirms that all of Vantiv’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

(h)Employee acknowledges that Employee already has attained the age of 40 and understands that this is a full release of all existing claims whether currently known or unknown including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act. Employee further acknowledges that Employee has been advised to consult with an attorney of Employee’s own choosing before signing this Agreement, in which Employee waives important rights, including those under the Age Discrimination in Employment Act.

7.    Limited Disclosure and Return of Property. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement. As to such persons, Employee agrees that he shall inform them of the strict confidentiality and nondisclosure obligation relative to the existence and terms of this Agreement and advise them that they, too, are expected to observe such obligation.
Employee affirms that Employee has returned all of Vantiv’s property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Vantiv’s premises and that Vantiv is not in possession of any of Employee’s property.
8.    Breach of Agreement. Employee acknowledges and agrees that his breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to stop payment of any severance benefits, and recover any severance benefits previously provided, to Employee under this Agreement, to the extent permitted by law.
9.    Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state of Ohio without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach. Any action, suit or proceeding over any matter related to or arising from this Agreement or the performance or lack thereof, its terms and/or conditions, shall be brought in the Court of Common Pleas, Hamilton County, Ohio or the United States District Court for the Southern District of Ohio. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
10.    Non-admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
11.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
12.    Effective Date. This Agreement is effective after it has been signed by both Parties and after eight calendar days have passed since Employee has signed the Agreement (the “Effective Date”), unless revoked by Employee within seven calendar days after the date the Agreement was signed by Employee. Employee understands that he has at least twenty-one (21) calendar days within which to consider, execute and deliver this Agreement to the Company by delivering it to Nelson Greene, Interim Chief Human Resources Officer, at 8500 Governors Hill Drive, Symmes Township, OH 45249. In no event shall this Agreement be returned later than March 2, 2015.
13.    Miscellaneous.
(a)This Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature.

(b)The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

(c)This Agreement was the result of negotiations between the Parties. In the event of vagueness, ambiguity or uncertainty, this Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties prepared it jointly.

(d)If Employee or the Company fails to enforce this Agreement or to insist on performance of any term, that failure does not mean a waiver of that term or of the Agreement. The Agreement remains in full force and effect anyway.

14.     Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for the following: Restricted Stock Award Agreement, Restricted Stock Unit Award Agreement, Nonqualified Stock Option Award Agreement, Performance Share Unit Award Agreement under the Vantiv, Inc. 2012 Equity Incentive Plan, and Section 9 of the Vantiv, LLC Executive Severance Plan, which are incorporated herein by reference. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
EMPLOYEE IS ADVISED THAT EMPLOYEE HAS AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.
EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO CHIEF LEGAL OFFICER AND SECRETARY NELSON GREENE AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT." THE REVOCATION MUST BE PERSONALLY DELIVERED TO CHIEF LEGAL OFFICER AND SECRETARY NELSON GREENE OR HIS DESIGNEE, OR MAILED TO NELSON GREENE AT 8500 GOVERNORS HILL DRIVE, MD 1GH4YE, SYMMES TOWNSHIP, OH 45249 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL AT LEAST TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.
The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Vantiv, LLC
By:	/s/ CARLOS LIMA	By:	/s/ NELSON GREENE
	Carlos Lima		Nelson Greene
Interim Chief Human Resources Officer